Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (“Agreement”) is by and between TeleTech Holdings, Inc., including its subsidiaries, their successors and assigns, their directors, officers, employees and agents (the “Company” or “TeleTech”) and Joseph Bellini (“Employee”), and shall be effective as of the “Start Date” (as defined below).
     1. Appointment
          a. TeleTech hereby employs Employee as Executive Vice President and Chief Sales Officer reporting to the Chief Executive Officer and Employee hereby accepts such employment with TeleTech to begin on March 8, 2010 (“Start Date”).
          b. Employee shall devote his full-time and best efforts to the performance of all duties as shall be assigned to Employee from time to time by TeleTech. Unless otherwise specifically authorized in writing by TeleTech, Employee shall not engage in any other business activity, or otherwise be gainfully employed. This shall not preclude Employee from serving on Boards of Directors with the Company’s approval.
          c. Employee acknowledges that, as part of Employee’s employment duties hereunder, Employee may be required to perform services for, and serve as an officer and/or director of, subsidiaries and affiliates of TeleTech, on behalf of and as requested by TeleTech, and Employee agrees to perform such duties. Employee shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, in accordance with TeleTech’s Code of Conduct and policies.
     2. Compensation
          a. Salary and Salary Review. Employee’s base salary shall be $300,000 per year, payable in equal installments in accordance with TeleTech’s standard payroll practice, less legally required deductions and withholdings. TeleTech may, in its sole discretion, increase, or decrease in a non-material way, Employee’s base salary, as and when TeleTech deems appropriate.
          b. Annual Incentive. Employee will be eligible to participate in the then current Management Incentive Plan (“MIP”) with eligibility to earn an annual bonus targeted at 100% of Employee’s base salary. The determination of eligibility for, the amount and the payment of any such annual bonus are subject to the terms and conditions of the applicable Management Incentive Plan.
          c. Sign-on Bonus. Employee shall receive a one-time sign-on bonus of $60,000, less all deductions and required withholdings, to be issued with Employee’s first regularly-scheduled paycheck. If Employee voluntarily leaves the Company or is terminated for “Cause” (as defined below) within 12 months from Employee’s Start Date, this sum will be repayable to the Company subject to reduction on a pro-rata basis for each month worked during such 12-month period.
          “Cause” as used in this Agreement shall be determined in TeleTech’s sole and absolute discretion and shall include any of the following acts by Employee: material violation of TeleTech’s Code of Conduct or any TeleTech policy, procedure, guideline or agreement; theft, embezzlement, misappropriation of funds, or misuse of Employer property or time; willful dishonesty causing harm to the Employer; conviction of or a plea of guilty or nolo contendre to any felony, or to any misdemeanor involving dishonesty, fraud, abuse of trust, breach of fiduciary duty, physical or emotional harm to any person or moral turpitude or use, possession, or distribution of controlled substances; unauthorized use of trade secrets or confidential information (or the Employer’s reasonable belief that the Employee has done so or has attempted to do so); repeated dishonesty or misrepresentation involving the Employer or any Affiliated Entity; violation of the Employer’s Substance Abuse Policy; illegal gambling on the Employer’s or Affiliated Entity’s premises; making any statements, whether written or oral, that disparage or defame the Employer or any Affiliated Entity; and intentionally falsifying any document or making any false or misleading statement related to the Employee’s employment by the Employer.
          d. Relocation. Company will reimburse Employee reasonable relocation expenses in accordance with Company’s relocation program up to $40,000 (plus any applicable grossed up tax payments) for Employee’s move to the Denver area to be used within a 12-month period from the Employee’s Start Date. This relocation allowance may be used for reasonable relocation expenses related to Employee’s move as set forth in the relocation program. If Employee voluntarily leaves the Company or is terminated for Cause within 12 months from Employee’s Start Date, the amount received will be repayable to the Company subject to reduction on a pro-rata basis for each month worked during such 12-month period.

     3. Restricted Stock Units
          Subject to the prior approval of the Compensation Committee of the Board, the Company shall grant Employee 50,000 restricted stock units (“RSUs”). The RSUs shall vest in four equal installments beginning on the first anniversary of the date of such grant provided that Employee remains employed by the Company on each such vesting date. The terms and conditions of the RSUs shall be more fully set forth in a Restricted Stock Unit Agreement, in substantially the form attached hereto as Exhibit A.
     4. Fringe benefits
          a. Medical, Vision, Dental and Long-Term Disability Insurance. Employee and his dependents shall be eligible for coverage under the group medical, vision, and dental insurance plans made available from time to time to TeleTech’s executive and management employees, beginning on the first of the month after 30 days from the Start Date. TeleTech shall pay the premiums during Employee’s employment under the group medical, vision, dental, and Long-Term Disability insurance plans pursuant to the same premium-payment formula applicable to TeleTech’s other senior executives.
          b. Life Insurance. Subject to Employee’s satisfactory completion of a standard medical examination, Employee shall be eligible for, and TeleTech shall provide Employee with a $4,000,000 term life insurance policy. TeleTech shall pay all premiums relating to such a policy up to $10,000 per year. TeleTech, on behalf of Employee, will maintain such insurance policy so long as Employee is employed by TeleTech. Employee shall be the owner of such policy and shall have the right to designate the beneficiary or beneficiaries thereof. Upon termination of Employee’s employment for any reason, Employee shall have the right to continue and maintain such policy by his payment of future premiums due under the policy.
          c. Miscellaneous benefits. Employee shall receive fringe benefits generally applicable to the other TeleTech senior executives that are from time to time in effect, such as the Company’s 401(k) and Deferred Compensation Plans.
     5. Paid Leave
     Employee shall receive 24 days of accrued Paid Time Off (PTO) for Employee’s first full year of employment pursuant to the then current PTO Policy (or any other vacation/sick policy then in effect). Employee will also be paid for time off for certain holidays as set forth in Company’s then current Company Holiday Policy.
     6. Relationship Between this Agreement and Other TeleTech Agreements
     In the event of any conflict between any term of this Agreement and any TeleTech contract, policy, procedure, guideline or other publication, the terms of this Agreement shall control.

     7. Termination
          a. Termination by Mutual Agreement. The parties may terminate this Agreement and/or the employment relationship by mutual written agreement.
          b. Termination by TeleTech Without Cause. Upon written notice and at the Company’s sole discretion, the Company may terminate Employee’s employment without “Cause” (as defined in paragraph 2(c) above). Further, and solely with respect to the provisions of this paragraph 7(b), the phrase “without Cause” shall also include: (i) any change in Employee’s reporting structure such that he does not report directly to the Company’s Chief Executive Officer; or (ii) any material decrease in Employee’s base salary, as described in paragraph 2(a) except if such material decrease is effected in connection with a reduction in compensation that is applicable generally to other Executive Vice Presidents of the Company; or (iii) any material negative change in Employee’s title below that of Executive Vice President and Chief Sales Officer; or (iv) any required relocation of Employee’s principal workplace to a location more than 50 miles outside of the Denver Metropolitan Area; provided, however, that if Employee fails to notify the Executive Vice President of Global Human Capital of the Company in writing that the Company has terminated his employment without Cause within 30 calendar days after the occurrence of any of the foregoing events (i) - (iv), Employee shall forever forfeit, release and waive his right to receive any severance compensation or severance benefits in accordance with the provisions of this paragraph 7(b).
     Upon a termination without Cause under this paragraph 7(b), if Employee executes a separation agreement and legal release releasing all claims, except for any claims under the Colorado Wage Claim Act, in a form satisfactory to TeleTech and Employee continues to comply with all terms of such separation agreement and any other agreement signed by Employee, TeleTech shall pay Employee as severance pay the lump sum (subject to the provisions of section 11, below) of 12 months of Employee’s then-current base salary, less legally required deductions and withholdings. All other terms and conditions of TeleTech’s Severance Pay Plan remain in full force and effect regarding the payment of severance pay.
     Upon a termination without Cause under this paragraph 7(b), if TeleTech pays Employee all salary and compensation earned as of the termination date, and provides Employee severance pay and severance benefits in the amount and on the terms specified in this paragraph 7(b), TeleTech’s acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from TeleTech arising from or relating in whole or part to Employee’s employment with TeleTech and/or this Agreement. If the separation agreement and legal release is not signed within forty five (45) days from when the agreement is presented to Employee, then Employee waives his right to receive any severance pay or severance benefits, even if Employee were to successfully litigate any claim against Company. Employee is not entitled to severance pay or severance benefits if Employee terminates his own employment with Company except as set forth in this paragraph 7(b).

          c. Termination by TeleTech for Cause. TeleTech may terminate this Agreement effective immediately for Cause, upon notice to Employee, with TeleTech’s only obligation being the payment of any salary and compensation earned as of the date of termination, and any continuing obligations under Company pension or benefit plans then in effect, and without liability for severance compensation of any kind.
          d. Termination Upon Employee’s Death. This Agreement shall terminate immediately upon Employee’s death. Thereafter, TeleTech shall pay to Employee’s estate all compensation fully earned, and benefits fully vested as of the last date of Employee’s continuous, full-time active employment with TeleTech. TeleTech shall not be required to pay any form of severance, severance benefits, or other compensation concerning or on account of Employee’s employment with TeleTech or the termination thereof.
          e. Termination Following Disability. During the first ninety (90) calendar days after a mental or physical condition that renders Employee unable to perform the essential functions of his position with reasonable accommodation (the “Initial Disability Period”), Employee shall continue to receive his base salary as set forth in paragraph 2(a). Thereafter, if Employee qualifies for benefits under TeleTech’s long term disability insurance plan (the “LTD Plan”), then he shall remain on leave for as long as he continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long Term Leave Period”). The Long Term Leave Period shall begin on the first day following the end of the Initial Disability Period. During the Long Term Leave Period, Employee shall be entitled to any benefits to which the LTD Plan entitles him, but no additional compensation from TeleTech in the form of salary, performance or MIP bonus, new stock option grants, allowances or otherwise. Consistent with applicable law, if at the end of the Long Term Leave Period Employee remains unable to perform the essential functions of his position, then TeleTech may terminate this Agreement and/or Employee’s employment. In the event that TeleTech terminates this Agreement or Employee’s employment under this subparagraph 7(e), TeleTech’s payment obligation to Employee shall be limited to all compensation fully earned, and benefits fully vested as of the last date of Employee’s continuous, full-time active employment with TeleTech. Except as specifically set forth above in this subparagraph 7(e), TeleTech shall not be required to pay any form of severance, severance benefits, or other compensation concerning or on account of Employee’ employment with TeleTech or the termination thereof. The compensation and benefits under this paragraph are in addition to any other compensation and benefits Employee may receive under any disability or other insurance policy.
     8. Successors and Assigns
     TeleTech, its successors and assigns may in their sole discretion assign this Agreement to any person or entity, with or without Employee’s consent. This

Agreement thereafter fully shall bind, and inure to the benefit of TeleTech’s successors or assigns and in the event of a sale of all or a portion of TeleTech’s stock or assets, this Agreement shall continue in full force and effect. Employee shall not assign either this Agreement or any right or obligation arising hereunder.
     9. Dispute Resolution
          Employee and TeleTech agree that in the event of any controversy or claim arising out of or relating to Employee’s employment with and/or separation from TeleTech, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may consult with counsel in connection with such negotiations. All controversies and claims arising from or relating to Employee’s employment with TeleTech and/or the termination of that employment that cannot be resolved by good-faith negotiations shall be resolved only by final and binding arbitration. Employee agrees to execute, simultaneously with the execution of this Agreement, the Company’s current Arbitration Agreement.
     10. Non-Disclosure and Non-Competition
          Employee agrees to execute, simultaneously with the execution of this Agreement, the Company’s current Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation, which, among other things, restricts Employee from engaging in any activity in competition with the Company for a one-year period following Employee’s termination for any reason.
     11. Section 409A of the Internal Revenue Code
          a. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Code and the Internal Revenue Service guidance and Treasury Regulations thereunder (“Section 409A”), and Employee and the Company agree to amend the Agreement, or take such other actions as Employee and the Company deem necessary or appropriate, to comply with such intent.
          b. Employee will be considered to have terminated employment with the Company only if Employee’s termination of employment constitutes a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).
          c. Any severance benefits payable to Employee upon Employee’s termination of employment shall be paid shall be paid (or, in the case of installment payments, shall commence to be paid) on the date that the Company determines within sixty (60) days following the date of Employee’s “separation from service.” Any installment severance payments made on separate payroll dates shall be treated as a series of separate payments for purposes of Section 409A, and, to the greatest extent applicable, any such installment payments shall be construed to be exempt payments pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)

          d. Notwithstanding Section 2 above, if Employee is entitled to receive payment of any non-exempt “nonqualified deferred compensation” within the meaning of Section 409A upon Employee’s “separation from service,” and Employee is a “specified employee” on the date of Employee’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(i)), such payment shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such payment shall be paid to Employee in a lump sum during the thirty (30) day period commencing on the earlier of (a) the expiration of the six-month period measured from the date of Employee’s “separation from service,” or (b) Employee’s death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.
     12. Miscellaneous
          a. Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to TeleTech’s relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.
          b. Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.
          c. Modification of Agreement. This Agreement or any other term or condition of employment shall not be modified by word or deed, except in a writing signed by Employee and Executive Vice President of Human Capital.
          d. Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.
          e. Construction. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.
          f. Employee’s Representations and Warranties. The Employee represents and warrants that the Employee is not a party to any other employment, non-competition or other agreement or restriction which could interfere with the Employee’s employment with the Company or the Employee’s or the Company’s rights and obligations hereunder, and that the Employee’s acceptance of employment with the Company and the performance of the Employee’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Employee is a party or any duty owed by the Employee to any other person.
          g. Counterparts and Telecopies. This Agreement may be executed in counterparts, or by copies transmitted by telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.
Employee acknowledges and agrees: that he understands this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to consult concerning this Agreement with legal counsel of his own choosing, and has had a full and fair opportunity to do so.
[SIGNATURES FOLLOW]

Employee		TeleTech Holdings, Inc.

By:	/s/ JOSEPH BELLINI	By:	/s/ MIKE JOSSI

	Joseph Bellini		Mike Jossi Executive VP, Global Human Capital

TELETECH HOLDINGS, INC.
RESTRICTED STOCK UNIT AGREEMENT
(Section 16 Officer)
     THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into between TELETECH HOLDINGS, INC., a Delaware corporation (“TeleTech”), and                      (“Grantee”), as of                      (the “Grant Date”). In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:
     1. Grant of RSUs. Subject to the terms and conditions of the TeleTech Holdings, Inc. 1999 Stock Option Plan, as amended and restated (the “Plan”), a copy of which is attached hereto and incorporated herein by this reference, TeleTech grants to Grantee                      RSUs (the “Award”).
     2. Rights Upon Certain Events.
          (a) Rights Upon Termination of Service. If Grantee incurs a “Termination of Service” (as defined below) for any reason other than (i) for “Cause” (as defined herein), (ii) Grantee’s death, or (iii) Grantee’s mental, physical or emotional disability or condition (a “Disability”), Grantee shall retain rights of ownership to any then vested portion of the Award. Any unvested portion of the Award shall be immediately cancelled.
          (b) Rights Upon Termination of Service For Cause. If Grantee incurs a Termination of Service for Cause, the RSUs shall be immediately cancelled.
          (c) Rights Upon Grantee’s Death or Disability. If Grantee incurs a Termination of Service as a result of Grantee’s death or disability, Grantee shall retain any then vested portion of the Award. Any unvested portion of the Award shall be immediately cancelled.
     3. Vesting.
          (a) The RSU Award shall vest in four installments beginning on                     , as delineated in the table below:

Vesting Schedule
Cumulative
Vesting Date	Percentage
25%
25%
25%
25%

          (b) Grantee must not have incurred a Termination of Service before any Vesting Date in order to vest in the portion of the RSUs that vest on such Vesting Date. No portion of the RSUs shall vest between Vesting Dates; if Grantee incurs a Termination of Service for any reason, then any portion of the RSUs that is scheduled to vest on any Vesting Date after the date Grantee’s Termination of Service is terminated automatically shall be forfeited as of the Termination of Service.
     3A. Vesting Following a Change in Control.
          (a) Accelerated Vesting. Notwithstanding the vesting schedule contained in Section 3, upon a “Change in Control” (as hereinafter defined), any unvested Performance Vesting RSUs and Time Vesting RSUs that would otherwise vest on or after the effective date of the Change in Control shall be accelerated and become 100% vested on the effective date of the Change in Control; provided, however, that for purposes of a Change in Control pursuant to Section 3(b)(i) hereof, the unvested Performance Vesting RSUs and Time Vesting RSUs shall be deemed to have vested immediately prior to a Change in Control transaction described in Section 3(b)(i) hereof in order to allow such Performance Vesting RSUs and Time Vesting RSUs to participate in such Change in Control transaction.
          (b) Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:
          (i) any consolidation, merger or other similar transaction (A) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (B) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation;
          (ii) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TeleTech (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TeleTech immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition;
          (iii) approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;
          (iv) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (A) by any person made directly from TeleTech, (B) made by TeleTech or any Subsidiary, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any Subsidiary; or
          (v) if, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (A) were directors of TeleTech on the first day of each such 15-month period, or (B) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.
          (c) Other Definitions. The following terms have the meanings ascribed to them below:

          (i) “Cause” has the meaning given to such term, or to the term “For Cause” or other similar phrase, in Grantee’s Employment Agreement with TeleTech or any Subsidiary, if any; provided, however, that if at any time Grantee’s employment or service relationship with TeleTech or any Subsidiary is not governed by a written agreement or if such written agreement does not define “Cause,” then the term “Cause” shall have the meaning given to such term in the Plan.
          (ii) “Termination Date” means the date upon which Grantee incurs a Termination of Service and for a Grantee who is then an employee, shall mean the latest day on which Grantee is expected to report to work and is responsible for the performance of services to or on behalf of TeleTech or any Subsidiary, notwithstanding that Grantee may be entitled to receive payments from TeleTech (e.g., for unused vacation or sick time, severance payments, deferred compensation or otherwise) after such date; and
          (iii) “Good Reason” means with respect to any Grantee who is an employee (A) any reduction in Grantee’s base salary; provided that a reduction in Grantee’s base salary of 10% or less does not constitute “Good Reason” if such reduction is effected in connection with a reduction in compensation that is applicable generally to officers and senior management of TeleTech; (B) Grantee’s responsibilities or areas of supervision within TeleTech or its Subsidiaries are substantially reduced; or (C) Grantee’s principal office is relocated outside the metropolitan area in which Grantee’s office was located immediately prior to the Change in Control; provided, however, that temporary assignments made for the good of TeleTech’s business shall not constitute such a move of office location. In addition, no termination of a Grantee’s employment or service shall be deemed to be for Good Reason unless (i) Grantee provides TeleTech with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty (30) days after the initial existence of the occurrence of such facts or circumstances, (ii) TeleTech or the Subsidiary which employs Grantee has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (iii) the effective date of the termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.
          (iv) “Termination of Service” shall mean:
          (a) As to an Independent Director, the time when a Participant who is an Independent Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment with TeleTech or remains in employment or service with TeleTech or any Subsidiary in any capacity.
          (b) As to an employee, the time when the employee-employer relationship between a Participant and TeleTech or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences service with TeleTech as an Independent Director.
     The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an Independent Director or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant’s employee-employer relationship or Independent Director relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
          (v) “Independent Director” means a Director of TeleTech who is not an employee of TeleTech or any Subsidiary.

     3B. Settlement of Vested RSUs. RSUs subject to an Award shall be settled pursuant to the terms of the Plan as soon as reasonably practicable following the vesting thereof, but in no event later than March 15 of the calendar year following the calendar year in which the RSUs vest.
     4. RSUs Not Transferable and Subject to Certain Restrictions. The RSUs subject to the Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended (the “Code”).
     5. Forfeiture If at any time during Grantee’s employment or services relationship with TeleTech or at any time during the 12 month period following Grantee’s Termination of Service, a Forfeiture Event (as defined below) occurs, then at the election of the Committee, (a) this Agreement and all unvested RSUs granted hereunder shall terminate and (b) Grantee shall return to TeleTech for cancellation all shares held by Grantee plus pay TeleTech the amount of any proceeds received from the sale of any shares to the extent such shares were issued pursuant to RSUs granted under this Agreement that vested (i) during the 24 month period immediately preceding the Forfeiture Event, or (ii) on the date of or at any time after such Forfeiture Event. “Forfeiture Event” means the following: (i) conduct related to Grantee’s employment or service relationship for which criminal penalties may be sought; (ii) Grantee’s commission of an act of fraud or intentional misrepresentation; (iii) Grantee’s embezzlement or misappropriation or conversion of assets or opportunities of TeleTech or any Subsidiary; (iv) Grantee’s breach of any the non-competition or non-solicitation provisions; (v) Grantee’s disclosing or misusing any confidential or proprietary information of TeleTech or any Subsidiary or violation of any policy of TeleTech or any Subsidiary or duty of confidentiality; or (vi) any other material breach of the Code of Conduct or other appropriate and applicable policy of TeleTech or any Subsidiary. The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release Grantee from liability hereunder.
     6. Acceptance of Plan. Grantee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.
     7. No Right to Employment. Nothing herein contained shall confer upon Grantee any right to continuation of employment or service relationship by TeleTech or any Subsidiary, or interfere with the right of TeleTech or any Subsidiary to terminate at any time the employment or service relationship of Grantee. Nothing contained herein shall confer any rights upon Grantee as a stockholder of TeleTech, unless and until Grantee actually receives shares of Common Stock.
     8. Adjustments. Subject to the sole discretion of the Board of Directors, TeleTech may, with respect to any vested RSUs that have not been settled pursuant to the Plan, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares that may be used to settle vested RSUs in the event of a change in the corporate structure or shares of TeleTech; provided, however, that no adjustment shall be made for the issuance of preferred stock of TeleTech or the conversion of convertible preferred stock of TeleTech. For purposes of this Section 7, a change in the corporate structure or shares of TeleTech includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TeleTech or another entity.
     9. No Other Rights. Grantee hereby acknowledges and agrees that, except as set forth herein, no other representations or promises, either oral or written, have been made by TeleTech, any Subsidiary or anyone acting on their behalf with respect to Grantee’s rights under this Award, and Grantee hereby releases, acquits and forever discharges TeleTech, the Subsidiaries and anyone acting on their behalf of and from all claims, demands or causes of action whatsoever relating to any such representations or promises and waives forever any claim, demand or action against TeleTech, any Subsidiary or anyone acting on their behalf with respect thereto.
     10. Confidentiality. GRANTEE AGREES NOT TO DISCLOSE, DIRECTLY OR INDIRECTLY, TO ANY OTHER EMPLOYEE OF TELETECH AND TO KEEP CONFIDENTIAL ALL INFORMATION RELATING TO ANY AWARDS GRANTED TO GRANTEE, PURSUANT TO THE PLAN OR OTHERWISE, INCLUDING THE AMOUNT OF ANY SUCH AWARD AND THE RATE OF VESTING THEREOF; PROVIDED THAT GRANTEE SHALL BE ENTITLED TO DISCLOSE SUCH INFORMATION TO SUCH

OF GRANTEE’S ADVISORS, REPRESENTATIVES OR AGENTS, OR TO SUCH OF TELETECH’S OFFICERS, ADVISORS, REPRESENTATIVES OR AGENTS (INCLUDING LEGAL AND ACCOUNTING ADVISORS), WHO HAVE A NEED TO KNOW SUCH INFORMATION FOR LEGITIMATE TAX, FINANCIAL PLANNING OR OTHER SUCH PURPOSES.
     11. Severability. Any provision of this Agreement (or portion thereof) that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 10, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
     12. References. Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Plan.
     13. Entire Agreement. This Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between TeleTech and Grantee relating to Grantee’s entitlement to RSUs or similar benefits, under the Plan or otherwise.
     14. Amendment. This Agreement may be amended and/or terminated at any time by mutual written agreement of TeleTech and Grantee; provided, however that TeleTech, in its sole discretion, may amend the definition of “Change in Control” in Section 3A(b) from time to time without the consent of Grantee.
     15. Section 409A.
          (a) Notwithstanding any provision herein to the contrary, for purposes of determining whether Grantee has incurred a Termination of Service for purposes of Section 3A hereof, Grantee will not be treated as having incurred a Termination of Service unless such termination constitutes a “separation from service” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If Grantee has a “separation from service” following a Change in Control pursuant to Section 3A(a)(ii), the RSUs vesting as a result of such “separation from service” will be paid on a date determined by TeleTech within 5 days of Grantee’s “separation from service.” If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to TeleTech at the time of a “separation from service” and Grantee becomes vested in RSUs as a consequence of a “separation from service,” the delivery of property in settlement of such vested RSUs shall be delayed until the earliest date upon which such property may be delivered to Grantee without being subject to taxation under Section 409A.
          (b) This Restricted Stock Unit Agreement and the Award are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations). Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A of the Code, the Committee, in its sole discretion, may adopt such amendments to this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, from time to time, without the consent of Grantee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.
     16. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than Grantee and Grantee’s respective successors and assigns expressly permitted herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     17. Governing Law. The construction and operation of this Agreement are governed by the laws of the State of Delaware (without regard to its conflict of laws provisions).
[SIGNATURE PAGE TO FOLLOW]

     Executed as of the date first written above.

TELETECH HOLDINGS, INC.

By:
Name: John R. Troka, Jr.
Title: Interim Chief Financial Officer

Signature of (“Grantee”)

Grantee’s Social Security Number